ESCROW DEPOSIT AGREEMENT


        This Escrow Deposit Agreement (the Deposit Agreement ) is made and entered as of the 1st day of August, 1996, by and between Krupp Government Trust ( GIT ) and M&D Palm Harbor, Inc. and Fl-Tampa, Inc. the general partners of Lifestyles at Boot Ranch, a Florida general partnership (collectively the Partners ).

        WHEREAS, GIT made a loan to the Partners in the amount of $1,817,665 (the Additional Loan ) which is evidenced by an Additional Loan Note and Additional Loan Agreement;

        WHEREAS, GIT purchased the GNMA MBS to fund a Coinsured Loan in the amount of $10,300,100 made to Lifestyles at Boot Ranch at below the then prevailing rates for similar loans to the benefit of the Partners;

        WHEREAS, the Partners have requested assistance from GIT in regards to its obligations under the Coinsured Loan documents and the Additional Loan Note and Additional Loan Agreement and GIT has agreed to modify the terms of those obligations and the Partners and GIT have entered into a Modification Agreement dated as of August 1, 1996;

        WHEREAS, pursuant to the Modification Agreement, the Partners have agreed to deposit the sum of $150,000 in an escrow account to be used to assist in bringing the delinquent Coinsured Loan current, to help reduce trade payables or as specified by GIT for other related project costs;

        WHEREAS, the parties hereto have reached an agreement regarding the terms and conditions of the escrow deposit which are set forth herein.

        NOW THEREFORE, in consideration of the foregoing, GIT and the Partners hereby agree as follows:

        1.    The  Partners have  deposited in  the form  of  cash the  sum of
  $ 1 5 0 , 0 0 0 ( t h e E s c r o w ) w i t h ______________________________________________________(the Depository )
  which Depository is acceptable to GIT.

        2. Disbursements from the Escrow shall be authorized monthly or more frequently by GIT for any delinquency in the Coinsured Loan, to help pay any trade payables deemed necessary to be paid by GIT and for other related costs associated with the operations of the Lifestyles Apartments.

        3. Said Escrow shall be in an interest bearing account and earned interest shall be kept in the Escrow and may be expended for the purposes specified in paragraph 2 above.

        4. Said Escrow will be subject to immediate application to the Coinsured Loan obligations in the event of any uncured default under the Coinsured Loan documents.

        5. Depository by its acceptance of the Escrow and acknowledgment of this Deposit Agreement agrees to hold and disburse the funds in the
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  Escrow at the sole  direction of GIT and the Partners shall have no right to withdraw any funds from the Escrow without the written consent of GIT.

        6. At such date as GIT determines in its sole discretion that there is no longer a need for the Escrow, any balance in the Escrow, including any earned interest, will be deposited in the project Replacement Reserve account established at the closing of the original Coinsured Loan. Funds will then be disbursed in accordance with the Replacement Reserve Agreement executed at the closing of the original Coinsured Loan.

        IN WITNESS WHEREOF, the undersigned parties have cause this Deposit Agreement to be executed on the day, month and year first written above.

                                      PARTNERS:
                                      M&D Palm Harbor Inc., a Florida
  corporation

                                      BY: _____________________________
                                             Name:
                                             Title:

                                      FL-Tampa, Inc., a Florida corporation

                                      BY: _____________________________
                                             Name:
                                             Title:

                                      GIT:
                                      Krupp Government Income Trust, a
                                      Massachusetts business trust

                                      BY:  Berkshire Mortgage Advisors
  Limited Partnership, its advisor
                                      BY:  BRF Corporation, its general
                                               partner

                                      BY: ______________________________
                                             Name:
                                             Title:

  DEPOSITORY ACKNOWLEDGMENT
        DEPOSITORY:
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